Press Release
FOR RELEASE: June 25, 2021

APOGEE ENTERPRISES REPORTS FISCAL 2022 FIRST-QUARTER RESULTS

•First-quarter revenue grows 13 percent to $326 million

•First-quarter earnings improve to $0.42 per diluted share

•Increases full-year earnings guidance to a range of $2.20 to $2.40 per diluted share

MINNEAPOLIS, MN, June 25, 2021 – Apogee Enterprises, Inc. (Nasdaq: APOG) today announced its fiscal 2022 first-quarter results. First-quarter revenue grew 13 percent to $326.0 million, compared to $289.1 million in the first quarter of fiscal year 2021, with growth in each of the company’s four segments. Earnings increased to $0.42 per diluted share, compared to $0.11 per diluted share in the prior-year quarter. Last year’s first quarter included $1.4 million of pre-tax costs related to COVID-19. Excluding these costs, adjusted earnings in the prior-year quarter were $0.15 per diluted share.1

Commentary
“This was a solid start to our fiscal year, putting us on track to achieve our full year goals,” said Ty R. Silberhorn, Chief Executive Officer. “The business recovered strongly from the pandemic-related issues that impacted last year’s first quarter. We achieved sales growth in all of our segments, with significantly improved earnings.”

Mr. Silberhorn continued, “During the quarter, we also made good progress on our key initiatives. We continued to take steps to improve our cost structure and strengthen operational execution across the business. We launched several foundational projects to enable our enterprise transformation, and we made substantial progress on our enterprise strategy project, to better position the company for long-term profitable growth.”

1 Adjusted earnings and adjusted earnings per share are non-GAAP financial measures. See Use and Reconciliation of Non-GAAP Financial Measures later in this press release for more information and a reconciliation to the most directly comparable GAAP measures.

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Segment Results

Architectural Framing Systems
Architectural Framing Systems first-quarter revenue grew 1 percent to $151.8 million, compared to $150.2 million in the prior-year period. Framing Systems had first-quarter operating income of $8.1 million and operating margin of 5.3 percent, up from $7.3 million and 4.9 percent respectively in last year’s first quarter, reflecting benefits from cost-saving actions, which offset increased costs, primarily for materials and freight. Segment backlog increased to $423 million, compared to $411 million at the end of the fourth quarter of fiscal 2021.

Architectural Glass
Architectural Glass revenue in the first quarter grew 8 percent to $83.0 million, compared to $76.9 million in the prior-year quarter, primarily driven by increased volume and a more favorable sales mix. Segment operating income increased to $2.1 million with operating margin of 2.6 percent, compared to an operating loss of $0.5 million and operating margin of (0.6) percent in last year’s first quarter. The improved profitability was driven by increased productivity in core glass operations, the more favorable sales mix, and higher volumes, which offset the impact of higher material and freight costs.

Architectural Services
Architectural Services revenue grew 19 percent to $75.7 million, from $63.6 million in the prior-year quarter, driven by increased volume from executing projects in backlog. First-quarter operating income was $4.5 million with operating margin of 6.0 percent, compared to $5.3 million and 8.4 percent respectively in the prior-year period, primarily reflecting isolated performance impacts on certain projects and a less favorable project mix. Segment backlog was $559 million, compared to $571 million at the end of the fourth quarter of fiscal 2021.

Large-Scale Optical
Large-Scale Optical revenue was $24.2 million, up significantly from $6.3 million in the first quarter last year. In the prior year quarter, the segment’s customers and manufacturing operations were closed for a large part of the quarter to comply with COVID-related government directives. Segment operating income improved to $5.8 million, with operating margin of 24.1 percent, compared to an operating loss of $3.1 million and operating margin of (49.6) percent in last year’s first quarter, primarily driven by the increased sales volumes.

Financial Condition
Net cash provided by operating activities in the first quarter was $6.9 million, compared to $24.0 million in the prior-year period. The lower cash flow primarily reflected increased working capital related to revenue growth. Capital expenditures were $4.7 million, compared to $8.6 million in last year’s first quarter. During the first quarter, the company repurchased $12.6 million of stock and returned $5.0 million to shareholders through dividend payments.

Quarter-end total debt was $165 million, compared to $211 million at the end of last year’s first quarter. Cash and cash equivalents were $36.5 million, compared to $11.6 million at the end of the first quarter of fiscal 2021.

Outlook
Based on first quarter results, the company is increasing its full-year earnings guidance to a range of $2.20 to $2.40 per diluted share, up from the previously announced range of $2.10 to $2.35. This guidance includes $7 to $10 million of expected pre-tax costs related to investments in transformation initiatives. The company continues to expect a full-year tax rate of approximately 24.5 percent, and full-year capital expenditures of approximately $45 million.

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Conference Call Information
The company will host a conference call today at 8:00 a.m. Central Time to discuss its financial results and provide a business update. This call will be webcast and is available in the Investor Relations section of the company’s website, along with presentation slides, at https://www.apog.com/events-and-presentations. The webcast also will be archived for replay on the company’s website.

About Apogee Enterprises
Apogee Enterprises, Inc. (Nasdaq: APOG) delivers distinctive solutions for enclosing commercial buildings and framing art. Headquartered in Minneapolis, MN, we are a leader in architectural products and services, providing architectural glass, aluminum framing systems and installation services for buildings, as well as value-added glass and acrylic for custom picture framing and displays. For more information, visit www.apog.com.

Use of Non-GAAP Financial Measures
This release and other financial communications may contain the following non-GAAP measures:

•Adjusted operating income, adjusted operating margin, adjusted net earnings and adjusted earnings per diluted share (“adjusted earnings per share” or “adjusted EPS”) are used by the company to provide meaningful supplemental information about its operating performance by excluding amounts that are not considered part of core operating results to enhance comparability of results from period to period. Examples of items excluded to arrive at this adjusted measure in recent reporting periods include: impairment charge, restructuring costs, acquired project-related charges, and COVID-19 related expenditures.
•Free cash flow is defined as net cash provided by operating activities, minus capital expenditures. The company considers this measure an indication of its financial strength. However, free cash flow does not fully reflect the company’s ability to freely deploy generated cash, as it does not reflect, for example, required payments on indebtedness and other fixed obligations.
•Adjusted EBITDA represents net income before interest, taxes, depreciation, amortization and certain non-cash, non-recurring and other adjustment items. We believe this metric provides useful information to investors and analysts about the Company's performance because it eliminates the effects of certain items that are unusual in nature or whose fluctuation from period to period do not necessarily correspond to changes in the operations of the company.

Another non-GAAP operational measure that management uses is backlog. Backlog represents the dollar amount of signed contracts or firm orders, generally as a result of a competitive bidding process, which is expected to be recognized as revenue. Backlog is not a term defined under U.S. GAAP and is not a measure of contract profitability. Backlog should not be used as the sole indicator of future segment revenue because we have a substantial number of projects with short lead times that book-and-bill within the same reporting period and are not included in backlog.

Management uses these non-GAAP measures to evaluate the company’s historical and prospective financial performance, measure operational profitability on a consistent basis, and provide enhanced transparency to the investment community. These non-GAAP measures should be viewed in addition to, and not as a substitute for, the reported financial results of the company prepared in accordance with GAAP. Other companies may calculate these measures differently, limiting the usefulness of the measures for comparison with other companies.

Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “forecast,” “project,” “should” and similar expressions are intended to identify “forward-looking statements”. These statements reflect Apogee management’s expectations or beliefs as of the date of this release. The company undertakes no

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. All forward-looking statements are qualified by factors that may affect the results, performance, financial condition, prospects and opportunities of the company , including the following: (A) uncertainty regarding the potential impacts and duration of the COVID-19 pandemic; (B) global economic conditions and the cyclical nature of the North American and Latin American commercial construction industries, which impact our three architectural segments, and consumer confidence and the condition of the U.S. economy, which impact our large-scale optical segment; (C) fluctuations in foreign currency exchange rates; (D) actions of new and existing competitors; (E) ability to effectively utilize and increase production capacity; (F) departure of key personnel and ability to source sufficient labor; (G) product performance, reliability and quality issues; (H) project management and installation issues that could affect the profitability of individual contracts; (I) changes in consumer and customer preference, or architectural trends and building codes; (J) dependence on a relatively small number of customers in certain business segments; (K) revenue and operating results that could differ from market expectations; (L) self-insurance risk related to a material product liability or other event for which the company is liable; (M) dependence on information technology systems and information security concerns; (N) cost of compliance with and changes in environmental regulations; (O) fluctuations in the availability and cost of materials used in our products and the impact of trade; (P) integration of recent acquisitions and management of acquired contracts; (Q) impairment of goodwill or indefinite-lived intangible assets; and (R) our ability to effectively develop and execute our enterprise transformation and strategy initiatives. The company cautions investors that actual future results could differ materially from those described in the forward-looking statements, and that other factors may in the future prove to be important in affecting the company’s results, performance, prospects, or opportunities. New factors emerge from time to time and it is not possible for management to predict all such factors, nor can it assess the impact of each factor on the business or the extent to which any factor, or a combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. More information concerning potential factors that could affect future financial results is included in the company’s Annual Report on Form 10-K for the fiscal year ended February 27, 2021 and in subsequent filings with the U.S. Securities and Exchange Commission.

Contact
Jeff Huebschen
Vice President, Investor Relations & Communications
952.487.7538
ir@apog.com

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Apogee Enterprises, Inc.
Consolidated Condensed Statements of Income
(Unaudited)

	Three Months Ended
(In thousands, except per share amounts)	May 29, 2021	May 30, 2020	% Change
Net sales	$326,006	$289,095	13%
Cost of sales	258,296	228,844	13%
Gross profit	67,710	60,251	12%
Selling, general and administrative expenses	51,668	53,782	(4)%
Operating income	16,042	6,469	148%
Interest expense, net	1,238	1,414	(12)%
Other expense, net	315	1,049	(70)%
Earnings before income taxes	14,489	4,006	262%
Income tax expense	3,672	1,130	225%
Net earnings	$10,817	$2,876	276%

Earnings per share - basic	$0.43	$0.11	291%
Weighted average basic shares outstanding	25,402	26,168	(3)%
Earnings per share - diluted	$0.42	$0.11	282%
Weighted average diluted shares outstanding	25,822	26,418	(2)%
Cash dividends per common share	$0.2000	$0.1875	7%

Business Segment Information
(Unaudited)
	Three Months Ended
(In thousands)	May 29, 2021	May 30, 2020	% Change
Net sales
Architectural Framing Systems	$151,840	$150,164	1%
Architectural Glass	83,031	76,911	8%
Architectural Services	75,656	63,551	19%
Large-Scale Optical	24,228	6,312	284%
Intersegment eliminations	(8,749)	(7,843)	12%
Net sales	$326,006	$289,095	13%
Operating income (loss)
Architectural Framing Systems	$8,060	$7,296	10%
Architectural Glass	2,128	(494)	N/M
Architectural Services	4,537	5,343	(15)%
Large-Scale Optical	5,847	(3,132)	N/M
Corporate and other	(4,530)	(2,544)	(78)%
Operating income	$16,042	$6,469	148%

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Apogee Enterprises, Inc.
Consolidated Condensed Balance Sheets
(Unaudited)
(In thousands)	May 29, 2021	February 27, 2021
Assets
Cash and cash equivalents	$36,469	$47,277
Current assets	295,663	303,397
Net property, plant and equipment	292,296	298,443
Other assets	366,275	365,982
Total assets	$990,703	$1,015,099
Liabilities and shareholders' equity
Current liabilities	185,205	215,552
Current debt	3,000	2,000
Long-term debt	162,000	163,000
Other liabilities	142,947	141,802
Shareholders' equity	497,551	492,745
Total liabilities and shareholders' equity	$990,703	$1,015,099

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Apogee Enterprises, Inc.
Consolidated Statement of Cash Flows
(Unaudited)
	Three Months Ended
(In thousands)	May 29, 2021	May 30, 2020
Net earnings	$10,817	$2,876
Depreciation and amortization	12,980	12,540
Share-based compensation	1,674	1,406
Other, net	4,097	3,246
Changes in operating assets and liabilities:
Receivables	4,455	39,650
Inventories	2,252	(4,700)
Costs and earnings on contracts in excess of billings	1,205	7,558
Accounts payable and accrued expenses	(22,449)	(22,334)
Billings on contracts in excess of costs and earnings	(6,434)	(17,181)
Refundable and accrued income taxes	1,410	2,847
Operating lease liability	(3,113)	(2,781)
Other	(11)	849
Net cash provided by operating activities	6,883	23,976
Capital expenditures	(4,705)	(8,606)
Other	557	(1,082)
Net cash used by investing activities	(4,148)	(9,688)
Borrowings on line of credit	—	139,500
Payments on line of credit	—	(146,500)
Proceeds from exercise of stock options	4,115	—
Repurchase and retirement of common stock	(12,625)	(4,731)
Dividends paid	(5,035)	(4,872)
Other	(712)	(731)
Net cash used by financing activities	(14,257)	(17,334)
Decrease in cash and cash equivalents	(11,522)	(3,046)
Effect of exchange rates on cash	714	(270)
Cash, cash equivalents and restricted cash at beginning of year	47,277	14,952
Cash, cash equivalents and restricted cash at end of period	$36,469	$11,636

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Apogee Enterprises, Inc.
Reconciliation of Non-GAAP Financial Measures
Adjusted Net Earnings and Adjusted Earnings per Diluted Common Share
(Unaudited)

	Three Months Ended
(In thousands)	May 29, 2021	May 30, 2020
Net earnings	$10,817	$2,876
COVID-19 (1)	—	1,380
Income tax impact on above adjustments (2)	—	(345)
Adjusted net earnings	$10,817	$3,911

	Three Months Ended
	May 29, 2021	May 30, 2020
Earnings per diluted common share	$0.42	$0.11
COVID-19 (1)	—	0.05
Income tax impact on above adjustments (2)	—	(0.01)
Adjusted earnings per diluted common share	$0.42	$0.15

Per share amounts are computed independently for each of the items presented so the sum of the items may not equal the total amount.
(1) Adjustment for COVID-19-related costs, primarily incremental labor costs due to quarantine-related absenteeism and personal protective equipment for employees.
(2) Income tax impact calculated using an estimated statutory tax rate of 25%, which reflects the estimated blended statutory tax rate for the jurisdiction in which the charge or income occurred.

Adjusted Operating Income and Adjusted Operating Margin
(Unaudited)
	Three Months Ended May 29, 2021
	Corporate	Consolidated
(In thousands)	Operating loss	Operating income	Operating margin
Operating (loss) income	$(4,530)	$16,042	4.9%

	Three Months Ended May 30, 2020
	Corporate	Consolidated
(In thousands)	Operating loss	Operating income	Operating margin
Operating (loss) income	$(2,544)	$6,469	2.2%
COVID-19 (1)	1,380	1,380	0.5
Adjusted operating (loss) income	$(1,164)	$7,849	2.7%

(1) Adjustment for COVID-19-related costs, primarily incremental labor costs due to quarantine-related absenteeism and personal protective equipment for employees.

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

EBITDA and Adjusted EBITDA
(Unaudited)
	Three Months Ended
	May 29, 2021	May 30, 2020
Net earnings	$10,817	$2,876
Income tax expense	3,672	1,130
Interest expense, net	1,238	1,414
Depreciation and amortization	12,980	12,540
EBITDA	$28,707	$17,960
COVID-19 (1)	—	1,380
Adjusted EBITDA	$28,707	$19,340

(1) Adjustment for COVID-19-related costs, primarily incremental labor costs due to quarantine-related absenteeism and personal protective equipment for employees.

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com